SIXTH AMENDMENT TO

FUND PARTICIPATION AGREEMENT

THIS AMENDMENT effective as of the 28th day of April, 2017.

WHEREAS, AXA Equitable Life Insurance Company, MONY Life Insurance Company of America (“Company”), Ivy Distributors, Inc. (“Distributor”), distributor for Ivy Variable Insurance Portfolios, and Ivy Variable Insurance Portfolios (the “Fund”) entered into said Fund Participation Agreement dated October 23, 2009, as amended, (the “Agreement”); and

WHEREAS, effective April 28, 2017, Ivy Variable Insurance Portfolios launched share Class I of certain Portfolios.

NOW THEREFORE, in consideration of the mutual covenants hereinafter set forth, and intending to be legally bound, the parties do hereby agree to the following amendments to the Agreement:

1.	Schedule B of the Agreement is hereby deleted in its entirety and replaced with the new Schedule B, attached hereto.

2.	All other terms and provisions of the Agreement not amended herein shall remain in full force and effect.

IN WITNESS WHEREOF, the undersigned have executed the Amendment as of the date first above written.

IVY VARIABLE INSURANCE PORTFOLIOS	IVY DISTRIBUTORS, INC.

By: Philip J. Sanders	By: Amy J. Scupham
Title: Chief Executive Officer	Title: President

AXA EQUITABLE LIFE INSURANCE COMPANY	MONY LIFE INSURANCE COMPANY OF AMERICA

By: Steven M. Joenk	By: Steven M. Joenk
Title: Managing Director	Title: Senior Vice President

SCHEDULE B

Portfolios

Ivy Variable Insurance Portfolios – share Class II